Exhibit 10.5

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Amendment”) is made and entered into this 2nd day of November, 2010 by and between One Directory Place, LLC, a Colorado limited liability company (“Landlord”) and World Color (USA), LLC, a Delaware limited liability company f/k/a Novink (USA), LLC, as successor in interest to Quebecor World Loveland, Inc., f/k/a Quebecor Printing Loveland, Inc., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant, through its predecessors in interest, are parties to that certain Lease dated July 21, 1995, as amended or modified by the First Amendment to Lease dated May 6, 1996, the Second Amendment to Lease dated September 12, 2008, the Memorandum and Agreement dated April 8, 2009, the Assignment of Lease and Consent to Assignment of Lease dated September 2, 2009, and the Commencement Date Memorandum and Agreement dated January 19,2010 (collectively the “Lease”) for the premises now consisting of approximately 169,816 square feet of space known as the “Redefined Demised Premises” at 380 W. 37th Street, Loveland, Colorado 80538; and

WHEREAS, the Extended Lease Term expires on July 31, 2022; and

WHEREAS, Landlord is in possession of, and the Beneficiary under, that certain Irrevocable Standby Letter of Credit No. NZS645524 dated August 13, 2009 from Wells Fargo, N.A., as amended pursuant to the Commencement Date Memorandum and Agreement by that certain Amendment Number 1 dated January 26, 2010 (collectively the “Letter of Credit”) in the amended amount of $3,094,447.36, which Letter of Credit is serving as security for Tenant’s performance under the Lease; and

WHEREAS, Landlord and Tenant now desire to enter into this Amendment for purposes of, among other things, releasing the Letter of Credit in exchange for a Guarantee of Lease from Quad/Graphics, Inc.

AGREEMENT

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1. Letter of Credit and Guarantee of Lease. Upon execution hereof Tenant shall obtain: (i) the consent of World Color Press, Inc., as Guarantor, in the form attached hereto as Exhibit A; and (ii) the additional guarantee of Quad/Graphics, Inc., in the form attached hereto as Exhibit B. In consideration for the additional guarantee Landlord, shall, upon its execution hereof, return to Tenant the original Letter of Credit.

2. Roof Repairs and Replacement. Paragraph 6 of the Second Amendment to Lease is hereby deleted in its entirety. Accordingly, pursuant to Section 7.2 of the Lease, Tenant shall be solely responsible, at Tenant’s sole cost and expense, for all repairs and maintenance of the roof for the Redefined Demised Premises during the Extended Lease Term, and Landlord shall have no obligations whatsoever in connection therewith, including, but not limited to, no obligation to provide the Redefined Demised Premises with a new roof; provided, however, Landlord will put in place a ten (10) year warranty on the existing roof, and shall assign all rights thereunder to Tenant. To the extent such warranty is not assignable, Landlord shall cooperate with Tenant in good faith to enable Tenant to exercise the benefit of such warranty, as necessary.

3. Tenant’s Right of First Refusal to Purchase the Redefined Demised Premises. Effective upon mutual execution hereof, the Right of First Refusal to Purchase the Redefined Demised Premises granted to Tenant in the Second Amendment to Lease shall be null and void and of no further force or effect.

4. Ratification. Except as expressly amended, modified or changed herein, all of the terms, conditions and covenants of the Lease shall remain in full force and effect during the Extended Lease Term and Landlord and Tenant hereby ratify and reaffirm such terms, conditions and covenants and shall be bound thereby. Tenant acknowledges that to Tenant’s knowledge, Landlord is not in default under the Lease and Tenant is not aware of any conditions which would give rise to claims against Landlord for failure to perform any of its obligations thereunder. Landlord acknowledges that, to Landlord’s knowledge, Tenant is not in default under the Lease, and Landlord is not aware of any conditions which would give rise to claims against Tenant for failure to perform any of its obligations thereunder. IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the day and year first above written.

LANDLORD ONE DIRECTORY PLACE, LLC		TENANT: WORLD COLOR (USA), LLC,
a Colorado limited liability company		A Delaware limited liability company

By:	/s/ Donald P. Cook	By:	/s/ Andrew R. Schiesl
	Donald P. Cook, Manager	Its:	Secretary

EXHIBIT A

GUARANTOR’S CONSENT AND RATIFICATION

World Color Press Inc., f/k/a Quebecor World Inc., f/k/a Quebecor Printing, Inc., a Canadian corporation, as guarantor under that certain Guaranty of Lease dated July 21, 1995 (the “Guaranty”), pursuant to which it has unconditionally and irrevocably guaranteed all of the obligations of World Color (USA), LLC, as successor in interest to Quebecor World Loveland, Inc., f/k/a Quebecor Printing Loveland, Inc., as Tenant under a Lease Agreement of even date thereof with One Directory Place, LLC, as Landlord, for the lease of certain Redefined Demised Premises known as 380 W. 3th Street, Loveland, Colorado 80538 for good and valuable consideration, does hereby provide its consent to that certain Third Amendment to Lease. Guarantor further does hereby ratify and reaffirm the Guaranty in its entirety, and expressly acknowledges and agrees that the duties and obligations thereunder have not been altered, modified, waived, released, discharged, impaired or affected and shall continue to apply with full force and effect.

IN WITNESS WHEREOF, Guarantor does execute this Guarantor’s Consent and Ratification this 10th day of December, 2010 .

Guarantor:
WORLD COLOR PRESS, INC.
a Canadian corporation

By:	/s/ Andrew R. Schiesl
Its:	Secretary

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